Simpson Manufacturing Co., Inc. Announces Third Quarter Results

PLEASANTON, Calif., Oct. 25, 2012 /PRNewswire/ -- Simpson Manufacturing Co., Inc. (the "Company") (NYSE: SSD) today announced its third quarter 2012 results.

For the third quarter of 2012, net sales increased 6.0% to $172.1 million compared to net sales of $162.4 million for the third quarter of 2011. The Company had net income of $13.0 million for the third quarter of 2012 compared to net income of $19.4 million for the third quarter of 2011, which included a $4.5 million gain on the sale of the Keymark equity investment. Diluted net income per common share was $0.27 for the third quarter of 2012 compared to diluted net income of $0.40 per common share for the third quarter of 2011.

The increase in the Company's third quarter 2012 sales was primarily due to $8.8 million in sales from businesses acquired since December 2011 with the remainder primarily due to increased volume. In the third quarter 2012, sales increased in North America, with an above-average increase in the United States, due in part to recent acquisitions. Sales in Europe were flat, primarily due to sales from the recent European acquisition offset by decreases throughout the rest of the Company's European operations. Effects due to foreign currency translation were not significant. Sales to contractor distributors and lumber dealers increased in the third quarter of 2012, compared to the third quarter of 2011, while sales to dealer distributors and to home centers decreased over the same period. Wood construction product sales, including connectors, truss plates, fastening systems, fasteners and shearwalls, represented 85% of total Company sales in the third quarter of 2012, down from 89% in the third quarter of 2011. Concrete construction product sales, including adhesives, chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials, as a percentage of total sales increased to 15% in the third quarter of 2012, from 11% in the third quarter of 2011. The majority of sales from recent acquisitions were attributed to the European acquisition, and mostly in concrete construction products.

Gross profit increased slightly to $75.7 million in the third quarter of 2012 from $75.4 million in the third quarter of 2011. As a percentage of net sales, gross profit decreased from 46.5% in the third quarter of 2011 to 44.0% in the third quarter of 2012. The North American gross profit margin decreased from 50.2% in the third quarter of 2011 to 47.5% in the third quarter of 2012, as a result of higher material and labor costs as a percentage of sales, increased concrete construction product sales, which have a lower gross margin than wood construction product sales, and competitive price pressure. These were partly offset by lower factory overhead costs as a percentage of sales, which resulted from higher sales volume. The European gross profit margin decreased from 34.4% in the third quarter of 2011 to 31.3% in the third quarter of 2012, primarily due to higher material, labor and warehouse costs. Steel prices decreased slightly in the third quarter. Due to a number of factors that could affect supply, the Company is uncertain of steel pricing through the last quarter of 2012 but steel prices are expected to increase in 2013.

Unless otherwise noted, changes in operating expenses were mostly attributable to the North American segment. Research and development and engineering expense increased 31.0% from $6.8 million in the third quarter of 2011 to $8.9 million in the third quarter of 2012, including increases in professional fees of $1.5 million primarily for truss software development costs and personnel costs of $0.9 million resulting from additional employees, partly due to the recent North American acquisitions, and an annual pay rate increase instituted in January 2012 which also applied to personnel in other departments. Selling expense increased 12.4% from $18.6 million in the third quarter of 2011 to $20.9 million in the third quarter of 2012, primarily due to increases in personnel costs of $1.1 million, mostly from the recent North American acquisitions, additional employees and increased pay rates, promotional costs of $0.9 million and professional and legal fees of $0.4 million. These increases were partly offset by a reduction in cash profit sharing of $0.8 million due to lower operating income. General and administrative expense decreased 5.3% from $25.2 million in the third quarter of 2011 to $23.8 million in the third quarter of 2012. Professional and legal fees decreased $2.4 million, which was primarily due to a $1.1 million legal contingency recorded in 2011, and the balance due to acquisitions that were completed in 2011 and the first quarter of 2012, and cash profit sharing decreased $1.1 million due to lower operating income. These decreases were partly offset by increases in depreciation expense of $0.8 million and amortization expense of $0.7 million primarily due to recent acquisitions in both North America and Europe and to increased personnel costs of $0.5 million primarily due to the recent European acquisition, additional employees and increased pay rates.

In September 2012, the Company committed to a plan to close its heavy-duty anchor production facility in Ireland and will attempt to sell the assets. The closure may be completed as early as December 2012. As a result of this decision, the Company recorded an employee severance obligation of $1.0 million in September 2012, representing the estimated minimum statutory amount due to employees that will be involuntarily terminated. It is likely that additional severance expense will be accrued after negotiations with employees or trade unions have concluded, although amounts are unknown at this time and other closing costs may be accrued as additional information becomes available.

The effective tax rate increased from 34.2% in the third quarter of 2011 to 41.1% in the third quarter of 2012, primarily due to valuation allowances taken on third quarter 2012 foreign losses, while in 2011 release of valuation allowances led to the lower effective tax rate.

In the first nine months of 2012, net sales increased 8.4% to $512.5 million compared to net sales of $472.7 million for the first nine months of 2011 due in part to recent acquisitions. The Company had net income of $36.0 million for the first nine months of 2012 compared to net income of $46.0 million for the first nine months of 2011. Diluted net income per common share was $0.74 for the first nine months of 2012 compared to diluted net income of $0.93 per common share for the first nine months of 2011.

Sales in North America for the first nine months of 2012 increased, with an above-average increase in the United States, primarily due to increases in volume and recent acquisitions. Sales in the first nine months of 2012 in Europe increased slightly due to the recent European acquisition, partly offset by decreases throughout the rest of the Company's European operations. Foreign currency translation effects were not significant. Sales to contractor distributors and lumber dealers had above-average increases in the first nine months of 2012 as compared to the same period in 2011, while sales to home centers decreased over the same period. Wood construction product sales represented 86% of total Company sales in the first nine months of 2012, down from 89% in the first nine months of 2011. Concrete product sales represented 14% of total sales in the first nine months of 2012, up from 11% in the first nine months of 2011, with increases in all geographic segments. Acquisitions since December 2011 contributed $23.5 million to sales in the first nine months of 2012, with the majority attributed to the European acquisition, and mostly in concrete construction products.

Gross profit increased to $228.3 million in the first nine months of 2012 from $215.9 million in the first nine months of 2011. As a percentage of net sales, gross profit decreased from 45.7% in the first nine months of 2011 to 44.5% in the first nine months of 2012. The North American segment gross profit margin decreased from 49.6% in the first nine months of 2011 to 47.5% in the first nine months of 2012, primarily due to higher material and labor costs as a percentage of sales, increased concrete construction product sales, which have a lower gross margin than wood construction product sales, and competitive price pressure. These increases were partly offset by lower factory overhead costs as a percentage of sales, which resulted from higher sales volume. The gross profit margin for the European segment increased to 33.8% in in the first nine months of 2012 from 32.8% in the first nine months of 2011, primarily due to lower material costs, partly offset by higher labor and factory overhead costs.

Unless otherwise noted, changes in operating expenses were mostly attributable to the North American segment. Research and development and engineering expense increased 37.5% from $19.7 million in the first nine months of 2011 to $27.2 million in the first nine months of 2012, including increases in professional fees of $5.2 million, primarily due to truss software development costs, and personnel costs of $1.8 million resulting from additional employees and a pay rate increase. These increases were partly offset by a reduction in cash profit sharing of $0.7 million due to lower operating income. Selling expense increased 10.3% from $55.5 million in the first nine months of 2011 to $61.3 million in the first nine months of 2012, primarily due to increases in personnel costs of $3.3 million, resulting from the recent North American acquisitions, additional employees and increased pay rates, increased equity-based compensation of $1.1 million and increased promotional costs of $1.0 million. General and administrative expense increased 6.8% from $72.3 million in the first nine months of 2011 to $77.2 million in the first nine months of 2012. Personnel costs increased $2.7 million primarily due to the recent European acquisition, additional employees and an increase in pay rates. Depreciation expense increased $2.2 million and amortization expense increased $2.2 million primarily due to recent acquisitions in both North America and Europe. The remaining increases in general and administrative expenses included $1.3 million in equity-based compensation, $0.5 million in computer hardware, software and support and $0.4 million reduction in foreign currency gains. These increases were partly offset by a reduction in cash profit sharing of $2.1 million due to lower operating income and a net decrease in professional and legal fees of $2.1 million although professional and legal fees increased by $0.7 million in Europe due to first quarter 2012 acquisition related activities.

The effective tax rate increased from 37.1% in the first nine months of 2011 to 42.6% in the first nine months of 2012, primarily due to 2012 non-deductible acquisition costs and valuation allowances taken on foreign losses, while in 2011 release of valuation allowances led to the lower effective tax rate.

At its meeting on October 18, 2012, the Company's Board of Directors declared a cash dividend of $0.125 per share. The record date for the dividend will be January 3, 2013, and it will be paid on January 24, 2013. The Board of Directors also scheduled the Company's 2013 annual meeting of stockholders for Tuesday, April 23, 2013.

Investors, analysts and other interested parties are invited to join the Company's conference call on Friday, October 26, 2012, at 6:00 am Pacific Time. To participate, callers may dial 800-895-0198. The call will be webcast simultaneously as well as being available for one month through a link on the Company's website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company's operations and cause the Company's actual results to differ substantially from the Company's expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company's products; (iii) relationships with key customers; (iv) materials and manufacturing costs; (v) the financial condition of customers, competitors and suppliers; (vi) technological developments; (vii) increased competition; (viii) changes in capital and credit market conditions; (ix) governmental and business conditions in countries where the Company's products are manufactured and sold; (x) changes in trade regulations; (xi) the effect of acquisition activity; (xii) changes in the Company's plans, strategies, objectives, expectations or intentions; and (xiii) other risks and uncertainties indicated from time to time in the Company's filings with the U.S. Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this report. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

The Company's results of operations for the three and nine months ended September 30, 2012 and 2011 (unaudited), were as follows:

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(Amounts in thousands, except per share data)	2012	2011	2012	2011

Net sales	$ 172,113	$ 162,366	$ 512,550	$ 472,713
Cost of sales	96,390	86,919	284,276	256,819

Gross profit	75,723	75,447	228,274	215,894

Research and development and engineering expenses	8,916	6,804	27,156	19,743

Selling expenses	20,941	18,633	61,255	55,527

General and administrative expenses	23,843	25,174	77,174	72,250
Loss (gain) on sale of assets
	33	(46)	42	1

Income from operations	21,990	24,882	62,647	68,373

Gain on equity method investment, before tax	–	4,471	–	4,389
Interest income, net	55	79	177	258
Income before taxes	22,045	29,432	62,824	73,020

Provision for income taxes	9,069	10,052	26,788	27,069

Net income	$ 12,976	$ 19,380	$ 36,036	$ 45,951

Earnings per common share:
Basic	$ 0.27	$ 0.40	$ 0.75	$ 0.93
Diluted	0.27	0.40	0.74	0.93

Weighted average shares outstanding:
Basic	48,346	48,253	48,322	49,247
Diluted	48,390	48,288	48,385	49,296

Other data:
Depreciation and amortization	$ 6,860	$ 4,933	$ 20,673	$ 14,988
Pre-tax impairment of assets	–	–	461	1,094
Pre-tax stock compensation expense	2,064	1,435	7,364	3,812

Cash dividend declared per common share	$ 0.125	$ 0.125	$ 0.375	$ 0.375

The Company's financial position (unaudited) as of September 30, 2012 and 2011 and December 31, 2011, was as follows:

	September 30,		December 31,
(Amounts in thousands)	2012	2011	2011
Cash and short-term investments	$ 187,471	$ 265,162	$ 213,817
Trade accounts receivable, net	108,425	98,032	76,420
Inventories	172,021	172,142	180,129
Assets held for sale	–	6,792	6,793
Other current assets	24,192	21,715	24,905
Total current assets	492,109	563,843	502,064

Property, plant and equipment, net	211,132	191,016	195,716
Goodwill	128,812	69,688	99,849
Other noncurrent assets	46,943	30,922	38,458
Total assets	$ 878,996	$ 855,469	$ 836,087

Trade accounts payable	$ 24,225	$ 27,739	$ 22,033
Notes payable and lines of credit	193	–	–
Other current liabilities	63,608	58,447	49,554
Total current liabilities	88,026	86,186	71,587

Other long-term liabilities	4,810	7,001	6,137
Stockholders' equity	786,160	762,282	758,363
Total liabilities and stockholders' equity	$ 878,996	$ 855,469	$ 836,087

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

For further information, contact Tom Fitzmyers at (925) 560-9030.